Coca-Cola Bottling Co.
Consolidated Savings Plan
Financial Statements and Schedules
December 31, 1993 and 1992



                                      Report of Independent Accountants




In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for benefits of the Coca-Cola Bottling Co. Consolidated Savings Plan at
December 31, 1993 and 1992, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information included in Schedules I and II is presented for purposes of additional analysis and is not a required part of the basic financial statements but is additional information required by ERISA. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


PRICE WATERHOUSE



Charlotte, North Carolina
May 13, 1994




Coca-Cola Bottling Co. Consolidated Savings Plan

Financial Statements and Schedules



              INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                  Page


          Financial Statements:

            Statements of Net Assets Available for Plan
                Benefits                                            1-2

            Statements of Changes in Net Assets Available for
                Plan Benefits                                       3-4

            Notes to Financial Statements
                                                                    5-9

          Schedules:

            Schedule I:   Assets Held for Investment
                                                                    10

            Schedule II:  Reportable Transactions in Excess of
                            5% of Plan Assets                       11


          Note: Other schedules are not presented because they are not applicable.





Coca-Cola Bottling Co. Consolidated Savings Plan

Financial Statements and Schedules


                                                                    PAGE 1 of 2
                 STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                  DECEMBER 31, 1993


                                            Fixed            New         Washington       Bond                   CCBCC
                                           Income       Perspective  Mutual Investors    Fund of       Loan     Common
                                            Fund            Fund            Fund        America        Fund      Stock    Total

Coca-Cola Bottling Co. Consolidated
("CCBCC") Common Stock                                                                                      $   982,580  $ 982,580
Aetna Life Insurance and Annuity Company
Guaranteed Accumulation Account         $ 9,682,977                                                                      9,682,977
Washington Mutual Investors Fund                                       $ 4,464,614                                       4,464,614
New Perspective Fund                                  $   733,036                                                          733,036
Bond Fund of America                                                                 $   457,431                           457,431
Wachovia Bank Diversified Trust Fund
Short-Term Investment Fund                 21,838          33,378         33,378          25,000                 21,416    135,010

Loans to participants                                                                            $   918,123               918,123

Employee contributions receivable          68,103           4,216         18,454           4,376                            95,149

Employer contributions receivable         724,934          51,535        269,506          50,956                         1,096,931

Interest and dividends receivable            331               91            121              72                     30        645

Receivable from the Eastern Coca-Cola
401(k) Plan                               144,744                                                                          144,744

 Net assets available for plan
   benefits                            $10,642,927     $   822,256    $ 4,786,073     $   537,835 $  918,123 $1,004,026 $18,711,240

  The accompanying notes are an integral part of these financial statements.

                                   -1-



Coca-Cola Bottling Co. Consolidated Savings Plan

Financial Statements and Schedules

                                                                    PAGE 2 of 2
                  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                    DECEMBER 31, 1992


                                         Fixed          New          Washington        Bond                  CCBCC
                                        Income      Perspective   Mutual Investors    Fund of      Loan      Common
                                         Fund          Fund             Fund          America      Fund       Stock      Total

CCBCC Common Stock                                                                                          $ 534,068      $ 534,068
Aetna Life Insurance and Annuity
  Company Guaranteed Accumulation
  Account                              $ 7,885,297                                                                         7,885,297
Washington Mutual Investors Fund                                    $ 2,831,712                                            2,831,712
New Perspective Fund                                  $ 263,090                                                              263,090
Bond Fund of America                                                                 $ 135,356                               135,356
Wachovia Bank Diversified Trust Fund
 Short-Term Investment Fund                 75,472       17,611          11,961         23,313                  6,736        135,093


Loans to participants                                                                            $ 628,958                   628,958

Employee contributions receivable           39,367        1,220           6,530          1,061                                48,178

Employer contributions receivable            1,361          304           1,634            265                                 3,564

Net assets available for plan benefits $ 8,001,497    $ 282,225     $ 2,851,837      $ 159,995   $ 628,958   $ 540,804  $ 12,465,316

The accompanying notes are an integral part of these financial statements.

                                     -2-




Coca-Cola Bottling Co. Consolidated Savings Plan
Financial Statements and Schedules

                                                                    PAGE 1 OF 2
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                           YEAR ENDED DECEMBER 31, 1993

                              Fixed            New         Washington         Bond                           CCBCC
                              Income       Perspective  Mutual Investors    Fund of          Loan           Common
                               Fund            Fund            Fund          America          Fund           Stock        Total


Additions to net assets:
Employee contributions   $  2,358,431     $   157,766    $   800,471     $   145,042                                    $ 3,461,710
Employer contributions (Note 2) 1,249,437      85,783        458,132          89,663                                      1,883,015
Interest and dividends        629,193          18,808        196,082          29,428     $    51,659                        925,170
Realized gain (loss) on
sale of investments                                            3,006             829                       $ 14,409          18,244
Net unrealized gain
(loss) on investments                          73,693        198,563          (1,096)                       502,537         773,697
Interfund transfers        (1,009,150)        216,856        442,369         119,154         237,506         (6,735)

Total additions             3,227,911         552,906      2,098,623         383,020         289,165        510,211       7,061,836


Deductions from net assets:
Benefits paid                 705,750          11,680        158,664           4,236                         46,989         927,319
Forfeitures                    25,475           1,195          5,723             944                                         33,337

Total deductions              731,225          12,875        164,387           5,180                         46,989         960,656

Increase (decrease) in net
assets for year             2,496,686         540,031      1,934,236         377,840         289,165        463,222       6,101,180

Transfer of net assets from
Eastern Coca-Cola 401(k)      144,744                                                                                       144,744

Net assets available for
plan benefits at
December 31, 1992           8,001,497         282,225      2,851,837         159,995         628,958        540,804      12,465,316


Net assets available
for plan benefits at
December 31, 1993        $ 10,642,927     $   822,256    $ 4,786,073     $   537,835     $   918,123    $ 1,004,026     $18,711,240


The accompanying notes are an integral part of these financial statements.





Coca-Cola Bottling Co. Consolidated Savings Plan

Financial Statements and Schedules


                                                                   PAGE 2 OF 2

          STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                            YEAR ENDED DECEMBER 31, 1992


                                                NationsBank              Wachovia

                                        Fixed        Consolidated      Fixed            New
                                       Income           Equity         Income       Perspective
                                        Fund             Fund           Fund            Fund

Additions to net assets:
 Employee contributions             $  323,888       $   86,820    $ 1,542,439      $  65,670
 Employer contributions (Note 2)        90,026           21,708        367,588         15,386
 Interest and dividends                 81,857            3,241        399,935          4,643
 Realized gain (loss) on
  sale of investments                                  (140,932)                         (167)
 Net unrealized gain
  (loss) on investments                                                                 3,575
 Interfund transfers                                                  (293,503)        12,290


    Total additions                   495,771           (29,163)     2,016,459         101,397

Deductions from net assets:
 Benefits paid                        211,961            55,781        344,745             245
 Forfeitures                                                           30,746               29

    Total deductions                  211,961            55,781       375,491              274

Increase (decrease) in net assets
 for year                             283,810           (84,944)    1,640,968         101,123


Transfer to successor trustee      (6,626,109)       (2,446,049)    6,360,529         181,102

Net assets available for plan
 benefits at December 31, 1991      6,342,299         2,530,993

Net assets available for Plan
 benefits at December 31, 1992    $               $              $ 8,001,497        $ 282,225

The accompanying notes are an integral part of these financial statements.




                                                           Wachovia

                                      Washington          Bond                     CCBCC
                                   Mutual Investors      Fund of        Loan       Common
                                         Fund            America        Fund       Stock        Total

Additions to net assets:
 Employee contributions                $  442,091   $      46,263                            $  2,507,171
 Employer contributions (Note 2)          109,188          10,728                                 614,624
 Interest and dividends                   100,592           6,334     $  9,422                    606,024
 Realized gain (loss) on
  sale of investments                      11,533             (30)                 $(19,581)     (149,177)
 Net unrealized gain
  (loss) on investments                   193,138           1,063                   (58,528)      139,248
 Interfund transfers                     (331,820)          6,639      620,684      (14,290)


   Total additions                        524,722          70,997      630,106      (92,399)    3,717,890

Deductions from net assets:
 Benefits paid                            114,928           1,458        1,148       45,007       775,273
 Forfeitures                                3,138              96                       546        34,555

  Total deductions                        118,066           1,554        1,148       45,553       809,828

Increase (decrease) in net assets
 for year                                 406,656          69,443      628,958     (137,952)    2,908,062


Transfer to successor trustee           2,445,181          90,552                    (5,206)

Net assets available for plan
 benefits at December 31, 1991                                                      683,962     9,557,254



Net assets available for Plan
 benefits at December 31, 1992        $ 2,851,837       $ 159,995    $ 628,958    $ 540,804  $ 12,465,316



The accompanying notes are an integral part of these financial statements.


                                  -4-







Coca-Cola Bottling Co. Consolidated Savings Plan

Notes to Financial Statements

NOTE 1 - ACCOUNTING PRINCIPLES AND PRACTICES:

The significant accounting principles and practices of the Coca-Cola Bottling Co. Consolidated Savings Plan (the "Savings Plan") are summarized as follows:

Accounting Method:

The accompanying financial statements have been prepared on the accrual basis of accounting.

Valuation of Investments:

The investments of the Savings Plan are recorded at fair value which is based primarily on quoted market values. The investment in the Aetna Life Insurance and Annuity Company Guaranteed Accumulation Account is stated at contract value.

Investment Transactions:

Realized gains and losses on sales of investments are recorded as the difference between proceeds received and cost. Cost is determined using the specific identification method. Net appreciation (depreciation) in fair value of investments includes the reversal of previously recognized appreciation (depreciation) relating to investments sold during the period.

Reclassifications:

Certain prior year amounts have been reclassified to conform to current year classifications.

NOTE 2 - DESCRIPTION OF PLAN:

General:

The following brief description of the Savings Plan is provided for general information purposes only. Participants should refer to the Plan agreements for more complete information.

The Savings Plan allows participation by substantially all full time non-union employees of Coca-Cola Bottling Co. Consolidated (the "Company"). The
Savings Plan is a defined contribution plan which provides benefits to participants upon retirement, hardship, attainment of age 59 1/2, death or termination of service.

The Savings Plan is administered by a Plan Committee currently composed of two persons appointed by the Board of Directors of the Company. The Board of Directors of the Company has the right at any time to remove members of the Plan Committee, who serve without compensation. The Plan Committee has complete responsibility for the operation and administration of the Savings Plan including, without limitation, the power to construe and interpret the Savings Plan and to resolve all questions that arise thereunder.

The Savings Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") applicable to defined contribution or individual account plans. The Plan Committee believes the Savings Plan meets all significant requirements of ERISA.







Coca-Cola Bottling Co. Consolidated Savings Plan

Notes to Financial Statements

NOTE 2 - DESCRIPTION OF PLAN (Continued):

Savings Plan Eligibility:

Employees are eligible to participate in the Savings Plan on the first day of the first pay period that begins in the month subsequent to the date of completion of ninety days of employment. Participants become fully vested with respect to contributions by the Company ("Company Contribution") after the earlier of having contributed to the Savings Plan for two full years or having completed five years of service since April 30, 1986.

Contributions:

Participants in the Savings Plan may contribute from 1% to 6% of their total pre-tax compensation (Salary Reduction Contribution). Salary Reduction Contributions were limited by the Internal Revenue Code to $8,994 and $8,728 in 1993 and 1992, respectively. The limit is increased annually by certain cost of living adjustments and decreased for contributions to certain other plans. In addition, Salary Reduction Contributions of highly compensated employees may be further limited to comply with Internal Revenue Code discrimination requirements. The Company makes a contribution equal to 25% of the participant's Salary Reduction Contribution up to 6% of the participant's contribution. Company Contributions for highly compensated employees may be limited to comply with Internal Revenue Code discrimination requirements. During 1993, the Company made a discretionary contribution of approximately $1 million which was allocated, in general, to individual participant's accounts based on the participant's deferral percentage for the last pay period in 1993 multiplied by 25% of the participants'
1993 salary.

At the discretion of the Plan Committee, participants may be permitted to deposit amounts received from other qualified plans (Rollover Contributions). During 1993 and 1992 approximately $52,000 and $136,000, respectively, was deposited into the Savings Plan under the rollover provisions.

Forfeitures of Company Contribution accounts serve to reduce current year Company Contributions.

Investment Options:

The Savings Plan allows participants to select investment options for all contributions and earnings thereon. Participants may place contributions and transfers from other funds in any available fund in multiples of 10%. Investment options may be changed quarterly.

Effective April 1, 1992, the trustee for the Savings Plan was changed from NationsBank (formerly NCNB National Bank of North Carolina) to Wachovia Bank of North Carolina, N.A. (Wachovia).

In conjunction with the transfer of assets to Wachovia, the Savings Plan offers new investment options for participants. The options are as follows:

(1) Fixed Income Fund - This fund is maintained by Wachovia and invests in guaranteed investment contracts of the Aetna Life Insurance and Annuity Company and is intended to insure preservation of principal and to provide a minimum credited interest rate which is redetermined as of January 1 and July 1 of each year.








Coca-Cola Bottling Co. Consolidated Savings Plan

Notes to Financial Statements

NOTE 2 - DESCRIPTION OF PLAN (Continued):

(2) Equity Funds - Participants are offered a choice of three funds which are all maintained by the American Funds Group.

     (a) Washington Mutual Investors Fund - This fund is fully invested in common stocks and convertible securities.

     (b) New Perspective Fund - Investments for this fund are made in both U.S. and foreign securities.

     (c) Bond Fund of America - This fund invests in a diversified portfolio of bonds and other fixed-income obligations.

(3) Coca-Cola Bottling Co. Consolidated Common Stock - This fund consists of investments in the common stock of the Company purchased on the open market or shares which were sold by the trustee for other Plan participants. Effective January 1, 1991, this investment option was terminated with respect to future contributions. As a result, no participant may change his or her investment options to increase the amount held in the fund. Dividends received after that date are invested in the Fixed Income Fund.

Earnings Allocation:

Each participant's account is credited with the participant's contributions, an allocation of the Company's contributions and an allocation of the earnings of the funds in which the participant has directed investments on a quarterly basis.

Payments and Withdrawals:

Following a participant's retirement, death or other separation from service, distribution of amounts credited to the participant's account will occur.
The participant or the named beneficiary will receive an amount equal to the value of the participant's account arising from the participant's and company contributions and earnings thereon in cash or in Company Stock, to the extent so requested by the participant and held in the participant's account.

Pre-termination distributions are allowed upon the participant's attainment of age 59 1/2 or on account of hardship.

Withdrawals other than those allowed upon attainment of age 59 1/2 or death may result in the imposition of a 10% penalty on amounts withdrawn.

Effective April 1, 1992, the Savings Plan was amended to allow participants to obtain loans subject to approval by the Plan Committee. Such loans are limited to one-half of a participant's vested interest in his or her Savings Plan account up to $50,000.

Other:

Administrative expenses incurred directly by the Savings Plan are generally paid by the Company.

The Company reserves the right to amend, discontinue or terminate the Savings Plan. If the Savings Plan should be terminated, each participating employee will become fully vested and will be entitled to receive payment from his or her account as provided in the Savings Plan. Because the Savings Plan is an individual account plan, it is not insured under the plan termination provision of ERISA as administered by the Pension Benefit Guaranty Corporation.


                              -7-


Coca-Cola Bottling Co. Consolidated Savings Plan

Notes to Financial Statements


NOTE 3 - TAX STATUS OF THE SAVINGS PLAN:



The Savings Plan has received a favorable determination letter from the Internal Revenue Service with respect to the qualified status of the Savings Plan. The Plan Committee believes the Savings Plan continues to fulfill the requirements of a qualified plan and is not subject to tax. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements.

Under the present federal income tax laws, a participating employee will not become subject to federal income tax with respect to contributions or income earned thereon until the participating employee's account is distributed to the employee from the Savings Plan.

NOTE 4 - NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS:

For 1993 and 1992 the following investments of the Savings Plan had changes in fair market value as follows:



                                                                 1993          1992
Net increase (decrease) in unrealized appreciation
for the year:

   Coca-Cola Bottling Co. Consolidated
    Common Stock                                               $ 502,537    $ (58,528)
   New Perspective Fund                                           73,693        3,575
   Washington Mutual Investors Fund                              198,563      193,138
   Bond Fund of America                                           (1,096)       1,063

                                                               $ 773,697    $ 139,248



NOTE 5 - PLAN MERGERS:

During 1993, the Company and The Coca-Cola Company formed Piedmont Coca-Cola Bottling Partnership ("Piedmont"). The Company manages the operations of Piedmont pursuant to a management agreement. In conjunction with the management agreement, the Company is responsible for administering benefits of employees of Piedmont which Piedmont leases from the Company. Effective December 31, 1993, the Eastern Coca-Cola Bottling Company 401(k) Plan
("Eastern Plan"), a plan for certain employees of Piedmont, was merged into the Plan. The assets of the Eastern Plan were transferred into the Savings Plan during the first quarter of 1994.







Coca-Cola Bottling Co. Consolidated Savings Plan

Notes to Financial Statements

NOTE 6 - RECONCILIATION TO FORM 5500

The calculation of unrealized appreciation/(depreciation) and realized gains/(losses) differs for financial reporting purposes and the reporting required under ERISA, although the aggregate realized and unrealized gain or loss is the same for financial reporting and ERISA reporting purposes. Benefit obligations payable to participants at December 31, 1993 and 1992 are reflected as Savings Plan liabilities in the Form 5500, but are not included in the Savings Plan's net assets on the financial statements.

Benefit obligations payable to participants at December 31, 1993 and 1992, respectively, included in the Savings Plan's net assets amounted to the following:



                                                 December 31,      December 31,
                                                    1993               1992

Fixed Income Fund                                 $ 67,969          $    843
New Perspective Fund                                   249
Washington Mutual Investors Fund                     6,585
Bond Fund of America                                 1,021
CCBCC Common Stock                                   1,183
                                                  --------          --------
                                                  $ 77,007          $    843


These amounts are reflected as plan liabilities in the Form 5500 filed for ERISA reporting purposes.

NOTE 7 - SUBSEQUENT EVENTS

The trustee for the Plan was changed from Wachovia to Investors Fiduciary Trust Company on January 1, 1994. All investment options available to Plan participants remain unchanged.

Also, effective January 1, 1994, participants may contribute up to 10% of their pre-tax earnings to the Plan, of which the Company matches 25% of the first 6% contributed by participants.







Coca-Cola Bottling Co. Consolidated Savings Plan                 Schedule I

                        ASSETS HELD FOR INVESTMENT
                            DECEMBER 31, 1993



    Units    Description                                     Cost     Market

    26,920   Coca-Cola Bottling Co. Consolidated
              Common Stock                              $  713,263   $ 982,580

 9,682,977   Aetna Life Insurance and Annuity Company
              Guaranteed Accumulation Account            9,682,977   9,682,977

251,103.158  Washington Mutual Investors Fund            4,072,213   4,464,614

 48,836.505  New Perspective Fund                          655,755     733,036

 31,656.155  Bond Fund of America                          457,461     457,431

    135,010  Wachovia Bank Diversified Trust Fund
              Short-Term Investment Fund                   135,010     135,010

             Loans to participants                         918,123     918,123

                                                       $16,634,802  $17,373,771









Coca-Cola Bottling Co. Consolidated Savings Plan               Schedule II

            REPORTABLE TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
                        YEAR ENDED DECEMBER 31, 1993



                                                                     Dollar      Dollar
                                       Number of      Number of     value of    value of    Net
Description                            purchases        sales      purchases     sales      gain

Aetna Life Insurance and Annuity
 Company Guaranteed Accumulation
 Account                                 31               2        $2,009,166   $806,000

Washington Mutual Investors Fund         44                         1,459,541















                        Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-4325) of our report dated May 13, 1994 appearing in this Form 10-K/A.




PRICE WATERHOUSE


Charlotte, North Carolina
June 27, 1994